EXHIBIT 10.50

Department of Energy Oak Ridge Operations Office P.O. Box 2001 Oak Ridge, Tennessee 37831-

March 20, 2001

Mr. E. Linn Draper, Jr.
President
Ohio Valley Electric Corporation
P.O. Box 16631
Columbus, Ohio 43216

Dear Mr. Draper:

LETTER SUPPLEMENT RELATING TO CANCELLATION BY THE UNITED STATES DEPARTMENT OF ENERGY OF CONTRACT N0. DE-AC05-760801530

This letter supplement (Supplement) will confirm a number of understandings between Ohio Valley Electric Corporation (OVEC) and the United States of America with respect to Power Agreement No. DE-AC05-760801530 (Agreement). The Supplement is intended to reduce the DOE Contract Demand (as that term is defined in the Agreement) and to resolve certain issues which have arisen as a result of DOE’s September 29, 2000 Notice of Cancellation of the Agreement.

We understand from our discussions with representatives of OVEC that the OVEC Sponsoring Companies would be able to utilize additional capacity and the energy related thereto, which DOE offers to make available during the period March 29 through August 31, 2001 as set forth in Exhibit A hereto. Accordingly, we understand that OVEC is willing to agree pursuant to Paragraph 1 of Section 2.05 and Section 7.11 of the Agreement to waive for such periods any requirement that the DOE Contract Demand during such period be higher than the DOE Contract Demand After Reduction for each referenced period.

Furthermore, we understand that OVEC is willing pursuant to Section 7.11 to waive partially (i) the requirements under Sections 3.06 and 3.07 of the Agreement that DOE pay 100 percent of the costs of Additional Facilities and Replacements (AFR) and (ii) where applicable, the requirements under Sections 3.04.4 and 3.04.5 of the Agreement that the adjustments of demand charges shall be made on the basis that the average DOE capacity ratio in effect equaled unity as to amounts, if any, specified in Section 3.04.3 with respect to the costs of AFR.

In consideration for the reduction in DOE’s power requirements, we understand that OVEC is willing, pursuant to Section 7.11, to waive DOE’s share of Section 3.03 (energy) and Section 3.04 (demand) charges relating to power which DOE makes available pursuant to this Supplement, as well as certain charges under Sections 3.06 (additional facilities) and 3.07 (replacements).

Mr. E. Linn Draper, Jr.	-2-	March 20, 2001

      Accordingly, DOE and OVEC hereby agree as follows:

(a)	DOE affirms its obligation to pay monthly amounts due to a trustee for purchasers of OVEC secured notes pursuant to assignments, consents to assignment and notices of assignment dated on or about June 9,1993 related to the financing of the Clifty Creek Coal Switch Project; provided, however, that OVEC will give DOE a billing credit for, or if DOE does not owe amounts at least equal to such monthly payments, will pre-fund, such payments to the extent that they exceed DOE’s pro-rata share of such amounts based on power available to DOE during the remainder of the term of the Agreement. (OVEC is required to pay off the balance due on such notes on or before the first day of the month during which the Agreement terminates.) DOE also affirms its obligation to pay a pro-rata share of principal and interest on costs financed pursuant to DOE’s requests dated July 30, 1999 and April 25, 2000, based on power available to DOE.

(b)	The parties affirm that they will hereafter conclude one or more letter supplements or other appropriate agreements pursuant to which:

	(1)	DOE will:

		(A)	Pay its share of the post-retirement and post-employment benefits obligations in accordance with Section 6.04 of the Agreement no later than April 30. 2003 (DOE will remain liable for the gross-up for estimated taxes on its share, but OVEC and DOE “i11 attempt to avoid or minimize the gross-up by using a grantor trust or other acceptable means): and

		(B)	Pay its share of decommissioning costs based on an estimate by an agreed upon independent engineer in accordance with Section 6.09 of the Agreement. (OVEC and DOE will attempt to avoid or minimize any gross-up for estimated taxes by using a grantor trust or other acceptable means).

	(2)	OVEC will give DOE appropriate credit for the antitrust and investment tax credit refunds due DOE (amounting to approximately $9.5 million).

(c)	The DOE Contract Demand under the Agreement for the purposes of Clause (A) of Paragraph 1 of Section 2.05 thereunder shall be deemed to equal the Contract Demand After Reduction set forth in Exhibit A for the period from March 29 through August 31, 2001.

Mr. E. Linn Draper, Jr.	-3-	March 20, 2001

(d)	Except as specified in paragraph (a) above, DOE shall be relieved of all AFR costs and of the gross-up to cover estimated income taxes, if any, associated with those costs, provided that DOE shall pay OVEC two million dollars ($2,000,000) for certain AFR costs incurred during prior periods.

(e)	Except as set forth herein, DOE shall not be responsible for any energy, demand or AFR charges related to power released by DOE pursuant to the Supplement.

(f)	OVEC shall issue revised bills to DOE for the period from October 1. 2000 through not later than March 31, 2001, and give DOE appropriate credits for any prior overpayments.

(g)	If a regulatory or other governmental authority requires more power to be supplied to DOE or the Portsmouth gaseous diffusion plant than is required under the terms of this Supplement, DOE agrees to purchase such power from parties other than OVEC or to request OVEC to use its best efforts to obtain arranged power to cover the requirements of DOE or the Portsmouth Gaseous Diffusion Plant in excess of those indicated in Exhibit A.

(h)	The parties will discuss whether the Agreement can be appropriately terminated prior to April 30, 2003.

(i)	DOE shall cooperate with OVEC (including taking any reasonable action) in making any filings with, or obtaining any required authorizations from, any regulatory or other governmental authority to terminate the Agreement in accordance with its terms and the terms of this Supplement, including, without limitation, pre-granted authorization to terminate.

(j)	Neither DOE nor OVEC shall assert that a failure by any other party to enforce rights it may have under the Agreement constitutes, nor shall such failure to enforce such rights constitute, a waiver or relinquishment, explicit or implicit, of any provision of either agreement, except as set forth herein.

Mr. E. Linn Draper, Jr.	-4-	March 20, 2001

If OVEC agrees to the matters described above, please execute a copy of this Supplement at the place designated for your signature.

Sincerely,

OVEC hereby agrees to the provisions herein described.

OHIO VALLEY ELECTRIC CORPORATION